Exhibit 10.34
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§200.80(b)(4)
and 203.406
SERVICES AGREEMENT
Agreement Number MYSAB-001
     This Agreement is entered into this 17th day of March, 2010 between Myriant Technologies, LLC, a Delaware LLC (the “Owner”)whose address is 1 Pine Hill Drive, Batterymarch II, Suite 301, Quincy, MA 02169, and Vogelbusch USA a Texas corporation (the [“Contractor”]) whose address is 1810 Snake River Road, Katy TX, 77449.
     In consideration of the covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:
     1. Definitions. “Agreement” and “Contract” means this Agreement and any subsequent written work order or agreement (together with any drawings, specifications or other exhibits attached to it) between the parties for work. “Work” means all labor, goods, materials and services required to be performed and furnished by Contractor under any Agreement.
     2. Scope of Work. The Contractor shall perform the Work as set forth in Exhibit 1. The Owner and Contractor shall each appoint an individual who shall be designated to act on their respective behalf (the “Designated Representative”) and with whom the other party may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon the party represented as to all matters pertaining to the Work under this Agreement and the performance of the party whose interests are represented.
     3. Location. Services under this Agreement may be performed at any location in the continental United States where Contractor and Owner mutually agree upon such service. Services may be performed at any office of the Contractor or at offices of the Owner. Contractor employees, working at the offices of the Owner, will work under the supervision and direction of the Owner.
     4. Payment for Work. Payment for Work shall be as provided in Exhibit 1. Payment for Work performed, in accordance with Exhibit 1, shall be made by Owner to Contractor in accordance with Contractor‘s then current rate schedule or as defined in Exhibit 1 if lump sum. Contractor shall furnish Owner its rate schedule prior to commencing any such Work and notify Owner in writing of any changes in the rate schedule. Neither payment for nor use of Work in whole or in part by Owner shall constitute acceptance of any Work or materials which do not conform to Agreement terms and specifications or settlement of any unsettled claims, liabilities, duties, liens or other encumbrances.
     5. Time of Performance: Completion of work and deliverables is expected as provided and defined in Exhibit 1.
     a. Delays: If deliverable dates are exceeded or not realized due to either Contractor or Owner delays, compensation as defined in Exhibit 1 will be subject to an equitable adjustment.
     b. Force Majeure: In the event Contractor or Owner is delayed in performing any of their respective obligation in this Agreement and such delay is caused by acts of God, war, riots, civil insurrection, act of the public enemy, strikes, lockouts, accidents, acts of civil or military authority, fires, floods, earthquakes, or windstorms, beyond the reasonable control of the party delayed, such delay shall be excused. In the event any such delay due to the foregoing causes or events occurs or is anticipated, the party delayed or anticipating delay shall promptly notify the other party of the estimated duration of such delay. In the event of a delay due to the
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foregoing causes or events, whether such delay is excused or not, the party delayed shall, at not cost to the other party, exercise due diligence to shorten and avoid the delay and shall keep the other party advised as to the continuance of the delay and steps taken to shorten or terminate the delay. Contractor agrees that Contractor shall only be entitled to equitable adjustments in its compensation and/or time for performance.
     6. Scope of Work Changes. The scope of work shall be subject to changes by additions, deletions or revisions thereto by Owner. Contractor will be advised of any such changes by written change orders or other written notification from Owner describing the change. Contractor shall promptly perform and strictly comply with each such change when released in writing by Owner to perform such change. If Contractor believes that its performance of any change would justify modification of the Agreement price or time for performance of the Work, Contractor shall immediately notify the Owner and a mutually agreed to equitable modification of the Agreement price and/or time to perform the Work will be made to reflect additional costs and/or time to perform the Work as changed.
     7. Standard of Care. Contractor represents that the Work performed and that all plans and specifications prepared and furnished shall be in conformity with all of the specific requirements, performances and capacities required by this Agreement and, to the extent unspecified in this Agreement, in accordance with applicable codes and recognized standards of good practice. If Owner discovers a non-conformity after completion of the Work, Engineer, at its cost and expense shall perform, to the extent requested by Owner, all corrective engineering, design and other home office services necessary for conformity.
     8. Independent Contractor. Contractor is and shall be an independent contractor with respect to Work, and neither Contractor nor its employees or subcontractors or their employees shall be deemed, for any purpose, to be the employee, agent, servant, or representative of Owner in the performance of Work. Owner shall have no direction or control of the Contractor or its employees and agents except in the results to be obtained, and except for those employees working at the offices of Owner to supplement the technical staff of the Owner. Work shall conform with all applicable specifications and meet the approval of Owner and shall be subject to the general right of inspection by or for Owner. The actual performance and superintendence of Work shall be by Contractor, but Owner or its representative shall have access to Contractor operations to determine whether Work is being performed by Contractor in accordance with the Agreement.
     9. Employment Practices. Contractor shall comply fully with the requirements of any laws, rules or regulations relating to employment practices. In the performance of the Work, Contractor shall not discriminate against any employee or applicant for employment because of race, creed, color, age, marital status, sex, national origin or disability. Contractor will take all affirmative action required by law to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, creed, color, age, sex, national origin or disability, including but not limited to employment, upgrading, demotion, or transfer, recruitment advertisement, lay-off or termination, rates of pay or other forms of compensation, and selection for training.
     10. Employment Contributions and Benefits. Contractor agrees to accept full and exclusive liability for the payment of and to pay when due any and all premiums, contributions and taxes for Worker’s Compensation Insurance and Unemployment Insurance and for old age pensions, annuities and other retirement benefits imposed by or pursuant to Federal or State law and measured by the wages, salaries or other remuneration paid to persons employed by Contractor; and Contractor further agrees to indemnify and hold Owner harmless against any liability for any such premiums, taxes or contributions which may be assessed against Owner with respect to Contractor, its employees or subcontractors.
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     11. Taxes and Fees. Contractor agrees to accept full and exclusive liability for the payment of and to pay when due all taxes, licenses and fees levied or assessed by any governmental agency on Contractor in connection with or incident to the performance of any Agreement. Contractor agrees to reimburse Owner on demand for all such local, state or federal taxes or governmental charges which Owner may be required or deem it necessary to pay on account of employees of Contractor from Owner. Contractor agrees to furnish Owner with timely, sufficient and accurate information to make such reports and to pay such taxes and governmental charges if requested by Owner.
     12. Labor and Materials. Engineer shall pay all claims for labor and material related to the Work and shall not permit any liens of any kind to be fixed against the property of Owner or the property of others arising out of claims of Contractor, its employees, [other employed persons, subcontractors]; and upon the completion of the Work, Contractor shall furnish Owner with evidence satisfactory to Owner of the payment of all such claims. Contractor shall indemnify and hold harmless Owner from an against all such claims or liens; and Contractor agrees, that, without waiver of any other rights or remedies available to Owner, any sums due to Contractor from Owner may be withheld and applied by Owner toward the discharge or payment of any such claims or liens.
     13. Owner Premises. Contractor shall conform and shall require its employees, agents and subcontractors to conform, while at or near the location of the Work or on Owner’s premises, to all requirements of Owner, including, but not limited to, Owner’s rules of conduct, safety rules, contractor safety policies, routes of ingress and egress and other requirements for the protection of persons or property. Contractor shall provide and take all safety precautions which the nature of the Work may require or indicate and keep the Work location free from accumulations of water and rubbish. Upon completion of all Work, Contractor shall clean up and dispose all waster and rubbish generated by it or its subcontractors.
     14. Compliance with Regulations. Contractor agrees that all services hereunder shall comply with all applicable laws, ordinances, statutes, rules and regulations, federal, state, territorial, provincial, local, county and municipal laws, particularly those relating to wages, hours and working conditions. Engineer agrees to procure and pay for all permits and inspections required by any governmental authority for any part of the Work and shall furnish any bonds, security or deposits required to permit performance of the Work. Contractor agrees to indemnify and hold Owner harmless from and against any and all claims arising out of or in connection with any violation or infraction by Contractor of any law, order, citation, rule, regulation, standard, ordinance or statute and from any penalties imposed on account of violation thereof.
     15. Insurance. Contractor agrees to maintain insurance against the following risk during the term of the Agreement:
     a. workers compensation in statutory amounts and employer’s liability for Contractor’s employees’ Project-related injuries or disease;
     b. general liability and automobile liability each in the amount of $1,000,000 for personal injury or property damange to third parties which arises from Contractor’s performance under this Agreement; and
     c. professional liability in the amount of $1,000,000 for legal obligations arising out of Contractor’s failure to meet the Standard of Care.
     17. Indemnity. Contractor agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Owner, its directors, officers, agents and employees and their successors, heirs and assigns
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(“Indemnified Parties”) from and against all damages, liabilities or costs, including reasonable attorney’s fees and defense costs, to the extent caused by Contractor’s negligent performance of services under this Agreement and that of its subcontractors or anyone for who the Contractor is legally liable. The Owner agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Contractor, it directors, officers, employees, and subcontractor (collectively, Contractor) against all damages, liabilities or costs, including reasonable attorney’s fees and defense costs, to the extent caused by the Owner’s negligent acts in connection with the Work and the acts of its contractors, subcontractors or anyone for whom the Owner is legally liable. Neither the Owner nor the Contractor shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence.
     16. Consequential Damages. Notwithstanding any other provision of this Agreement, and to the fullest extent permitted by law, neither the Owner nor the Contractor, their respective officers, directors, partners, employees, contractors or subcontractors shall be liable to the other or shall make any claim for any incidental, indirect or consequential damages arising out of or connected in any way to the Work or to this Agreement. This mutual waiver of consequential damages shall include, but is not limited to, loss of use, loss of profit, loss of business, loss of income, loss of reputation or any other consequential damages that either party may have incurred from any cause of action including negligence, strict liability, breach of contract and breach of strict or implied warranty. Both the Owner and the Contractor shall require similar waivers of consequential damages protecting all the entities or persons named herein in all Agreements, contracts and subcontracts with others involved in this Work.
     17. Patents and Licenses. Contractor represents that the use or construction of any and all tools, equipment and processes furnished by Contractor and used in any Work does not infringe on any license or patent which has been issued or applied for and, in addition to other indemnifying provisions contained in the Agreement, Contractor agrees to indemnify and hold Owner harmless from any claims, demands and causes of action in favor of or made by any patentee, licensee or claimant of any right or priority to such tool, equipment or process, or the use or construction thereof, which may result from or arise out of furnishing or use of any such tool, equipment, or process by Contractor.
     18. Inspection and Approval. Owner shall have the right to inspect and approve Work in progress and/or as submitted for review and approval. Failure of Owner or any of its representatives to uncover errors or omissions in Contractor Work shall in no way relieve Contractor of its responsibilities under this Agreement.
     19. Documentation and Audit Rights. All costs, expenses and other amounts invoiced shall be substantiated and supported by invoices, timesheets, receipts and other documents. Contractor shall maintain all records and accounts pertaining to Work performed by Contractor under this Agreement for a period of two (2) years after final payment under this Agreement. Owner shall have the right to audit, copy and inspect said records and accounts at reasonable times during the course of such Work and for the above two (2) year period for the purpose of verifying costs incurred.
     20. Confidential Information. Contractor agrees that it, its employees, agents and subcontractors will hold confidential and not divulge to third parties without the written consent of Owner any information obtained by Contractor from or through Owner in connection with Contractor’s performance under this Agreement, unless (a) the information was known to Contractor prior to obtaining same from Owner and was not obtained under a secrecy obligation to Owner pursuant to a prior Agreement; or (b) the information was at the time of disclosure to Contractor, or thereafter becomes, part of the public domain but not as a result of fault or an unauthorized disclosure of Contractor or its employees, agents or subcontractors; or (c) the information
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was obtained by Contractor from a third party who did not receive the same, directly or indirectly, from Owner and who had, to Contractor’s knowledge and belief, the right to disclose the name.
     21. Subcontracting. No subcontract may be awarded by Contractor unless approved in advance by Owner in writing. Contractor shall be and remain primarily liable for all obligations assumed by Contractor under this Agreement. Contractor’s subcontracting of any portion of the Work shall not release or relieve Contractor from any obligation or liability under any Agreement. Contractor shall furnish Owner with a true and complete copy of each subcontract awarded by Contractor, upon performance of its Subcontractors and keep accurate books, records and accounts and furnish such reports and information as Owner may request relative to subcontracts.
     22. Other Contracts. Owner may perform Work not covered by this Agreement and may award contracts and subcontracts to others for such Work. Contractor shall fully cooperate with Owner and/or such other contractors and subcontractors and carefully fit and coordinate its own Work with the work of Owner and such other contractors and subcontractors, neither committing nor permitting any act, omission or condition which might interfere with or adversely affect the performance of work by Owner or any other contractor or subcontractor.
     23. Suspension of Work.
a. Owner may at any time, and from time to time, by written, facsimile or telegraphic notice to Contractor suspend further performance of the Work by Contractor. Said notice of suspension shall specify the date of suspension and the estimated duration of the suspension. Upon receiving any such notice of suspension, Contractor will promptly suspend further performance of the Work to the extent specified. Owner may at any time withdraw the suspension of performance of the Work as to all or part of the suspended Work by written, facsimile or telegraphic notice to Contractor specifying the effective date and scope of withdrawal, and Contractor shall resume diligent performance of the Work for which the suspension is withdrawn on the specified effective date of withdrawal.
b. If Contractor believes that any such suspension or withdrawal of suspension justifies modification of the Agreement price, Contractor shall notify the Owner within ten (10) days. Contractor’s claim for modification of the Agreement price shall substantiate Contractor’s increased costs with documents satisfactory to Owner. Upon Owner verification and approval of such additional costs, Contractor and Owner shall agree upon an adjustment in the Agreement price based upon such verified and approved additional costs as full settlement to Contractor for the suspension or withdrawal of suspension. In no event shall Contractor be entitled to any prospective profits or any damages because of such suspensions or withdrawals of suspension.
     24. Termination. Either party may terminate this Agreement by giving the other party thirty (30)-day written notice, but neither party shall, by the termination of the Agreement, be relieved of its respective obligations and liabilities arising from or incidental to Work performed prior to termination. Except as expressly provided in this Agreement, it may not be terminated during the performance of any work order.
     25. Third Party Rights. This agreement shall not create any rights or benefits to parties other than Contractor and owner. No third party shall have the right to rely on Contractor opinions rendered in connection
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with the services without the written consent of Contractor and the third party’s agreement to be bound to the same conditions and limitations as Owner.
     26. Assignment. Neither party to this Agreement shall assign its duties and obligations hereunder without the prior written consent of the other party.
     27. Survival. As part of the consideration for this Agreement, Contractor hereby agrees that its provisions concerning indemnity, waiver of subrogation and patent infringement shall extend to and be enforceable by and shall inure to the benefit of any owner, joint owner, co-venturer, operator or non-operator for which Owner is acting and shall survive completion of any Work and the termination of this Agreement.
     28. Governing Law. In the even of any dispute between the parties to this Agreement, the venue for the dispute resolution shall be any state or federal court in the United States having jurisdiction over the parties. The foregoing notwithstanding, if the project is located outside the United States, the laws of the Massachusetts shall govern and in such event, any dispute under the Agreement not resolved amicably shall be resolved under the binding rules of the American Arbitration Association.
     29. Severability. If any part of this Agreement is held by a court of competent jurisdiction to be ineffective, the remainder of the Agreement shall be in full force and effect.
     30. Authorized Representative. Owner and Contractor both represent and warrant that the person executing this Agreement and any other Agreements on behalf of Owner and Contractor is a duly authorized representative of Owner or [“Service”] and is vested with full authority to bind Owner or Contractor.
     31. Notices. All notices, to be given with respect to this Agreement, shall be in writing, and if to Owner sufficient if delivered in person to one of its officers or sent through mail or by courier to the following address:
Myriant Technologies, LLC
1 Pine Hill Drive
Battermarch II, Suite 301
Quincy MA 02169
     All notices to be delivered to Contractor shall be sufficient if delivered in person to the Contractor’s representative, or sent by mail or courier to the following address:
Vogelbusch USA, Inc.
1810 Snake River Road
Katy, TX 77449
     32. Entire Agreement. This Agreement sets forth the full and complete understanding of the parties as of the date first above stated, and it supersedes any and all agreements and representations made or dated prior thereto. Any written and signed agreements dated subsequent to the date of this Agreement shall constitute modifications hereof, even though this contract document may have been actually executed subsequently.
     33. Exhibits. The Exhibits checked below and attached to this Agreement are incorporated in and made a part of it for all purposes:
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     Exhibit 1: Scope of Work/Payment-Cost Terms
     In the Event of any conflict between the foregoing terms of this Agreement and the Exhibits, the foregoing terms of this Agreement shall prevail.

Vogelbusch USA, (CONTRACTOR)

BY: NAME:	/s/ Gunter Brodl Gunter Brodl
TITLE:	President
DATE:	3/17/2010

Myriant Technologies, LLC, (OWNER)

BY: NAME:	/s/ Cenan Ozmeral Cenan Ozmeral
TITLE:	Executive Vice President
DATE:	4/7/2010
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EXHIBIT 1
SCOPE OF WORK/PAYMENT-COSTS TERMS
General Project Scope:
Design basis : deliver a total [...***...] from US No 2 grain sorghum .
The glucose stream will be delivered as follows:
1.	[...***...] of glucose dry weight at a concentration of not less than [...***...] w/w corresponding to [...***...]
The battery limits for the Vogelbusch process will start with the weighing device where milled sorghum is metered to the wet process and end with the storage tanks where the glucose streams are delivered for further processing. The glucose streams will be delivered at a temperature of [...***...]. [...***...].
[...***...] and a saccharification step.
[...***...]
The “mash” after saccharification will be filtered to remove solids and washed to recover glucose.
[...***...] cooled and delivered to be stored in a flat storage area (storage area design by others)
A1: Basic design — the following documents will be provided for the basic design stage:
•	Block flow diagram with overall material balance and utility consumption (PDF and CAD)
•	Process flow diagrams with stream data (PDF and CAD)
•	Initial equipment lists with main sizes/duties and estimated costs
•	Process description
•	Preliminary cost estimate (factored estimate from equipment costs)
At this point a review of design will take place and all parameters will be frozen for detail design.
Cost : [...***...]
Payment terms : Progress payments
[...***...] with P.O
[...***...] with delivery of design documentation
[...***...] with cost estimate
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Delivery : Design documentation 4 weeks ARO-— Cost estimate 6 weeks ARO
A2. Detail design
After the review and final definition of parameters the following additional information will be provided:
•	PID diagrams and line lists (PDF and CAD)
•	Instrument data sheets
•	Equipment specifications and updated equipment lists
•	Preliminary plot plan (based on your site) (PDF and CAD)
•	Preliminary Layout and elevation drawings (PDF and CAD)
•	Operating description including interlock and complex loop descriptions.
•	Quality control manual including lab procedures
Cost : [...***...] (in addition to A1)
Payment terms : Progress payments
[...***...] with P.O
[...***...] with delivery of PID’s
[...***...] with delivery of Equipment specifications & Lists
[...***...] with delivery of all other documentation
Delivery : All design documentation 6 weeks ARO — we will release documentation earlier as it becomes available.
If both A1 and A2 are ordered at the same time we can reduce the delivery time to 8 weeks ARO for both items, provided that no major changes are made in the initial review.
B. Grain Storage/Milling Conceptual Design:
In order to allow Myriant to make a decision whether to buy milled sorghum flour or process whole sorghum grain in the plant, Vogelbusch USA Inc. offers to provide a conceptual design and cost estimate for grain storage and milling.
The following documentation can be provided :
•	Process flow schematics (PDF and CAD)
•	Equipment list with sizes/duties and electrical horsepower requirements
•	Capital cost estimate factored from equipment costs.
•	Operating cost estimate.
We would obtain budget costs for major equipment items from vendors who specialize in this type of equipment.
Cost: [...***...]
Delivery : 6 weeks ARO (assuming vendor response within 2 weeks after inquiry)
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